Exhibit 99.11

English convenience translation of Spanish original.
In case of discrepancies between the Spanish
original and the English translation,
the Spanish original shall prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company. Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

GRUPO FERROVIAL, S.A.
	Office	Date of first appointment	Date of last reelection

Mr. Rafael de Pino y Calvo-Sotelo	Chairman	9 January 2002	30 April 2009
Mr. Santiago Bergareche Busquet	First Deputy Chariman	23 February 1999	28 March 2008
Mr. Jaime Carvajal Urquijo	Second Deputy Chariman	23 February 1999	28 March 2008
Mr. Joaquín Ayuso García	Chief Executive Officer	22 March 2002	28 March 2008
Portman Baela, S.A. (Eduardo Trueba Cortés)	Director	29 June 2000	30 April 2009
Mr. Juan Arena de la Mora	Director	29 June 2000	30 April 2009
Mr. Santiago Eguidazu Mayor	Director	26 January 2001	30 April 2009
Mr. Gabriele Burgio	Director	31 May 2002	28 March 2008
Mr. Santiago Fernández Valbuena	Director	29 May 2008	29 May 2008
Ms. María del Pino y Calvo-Sotelo	Director	29 September 2006	29 September 2006
Mr. José María Pérez Tremps	Director and Secretary	9January 1992	30 April 2009